Exhibit 99.5

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of _________, between Hilltop Holdings Inc., a Maryland corporation (the “Company”), and _______________ (the “Participant”).

W I T N E S S E T H

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1.       Grant and Vesting of Restricted Stock Units.

(a)       Subject to the provisions of this Agreement and to the provisions of the Hilltop Holdings Inc. 2020 Equity Incentive Plan (the “Plan”), the Company hereby grants to the Participant as of ______________ (the “Date of Grant”), an Award under the Plan of _______ Restricted Stock Units (the “Awarded Units”). Each Awarded Unit shall be a notional share of Common Stock, with the value of each Awarded Unit being equal to the Fair Market Value of a share of Common Stock at any time. All capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Plan.

(b)       Subject to the terms and conditions of this Agreement, one hundred percent (100%) of the Awarded Units shall vest and no longer be subject to any restriction on the third anniversary of the Date of Grant (the “Restriction Period”), provided that the Participant is employed by (or, if the Participant is an Outside Director or Contractor, is providing services to) the Company or any of its Subsidiaries or affiliates on such date.

(c)       Notwithstanding the foregoing, in the event of the Participant’s Termination of Service during the Restriction Period due to death or Total and Permanent Disability, Retirement (as defined below) or by the Company without Cause (as defined below), a prorated portion of the Awarded Units granted hereunder shall immediately vest and no longer be subject to restriction, with such proration determined by multiplying the total number of the Awarded Units granted hereunder by a fraction, the numerator of which is the number of months during the Restriction Period prior to the Termination of Service, but including the full vesting month in which the Participant’s death or Total and Permanent Disability, Retirement or Termination of Service without Cause occurs, and the denominator of which is thirty-six (36). Except as provided in the preceding sentence, in the event of the Participant’s Termination of Service during the Restriction Period, all unvested Awarded Units shall be forfeited by the Participant for no consideration effective immediately upon such Termination of Service. Upon forfeiture, all of the Participant’s rights with respect to the forfeited Awarded Units shall cease and terminate, without any further obligation on the part of the Company. Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries or affiliates or interfere in any way with the right of the Company or any such Subsidiaries or affiliates to terminate the Participant at any time.

(d)       To the extent not previously forfeited, the Awarded Units shall immediately vest in full and no longer be subject to restriction upon the Participant’s Termination of Service without Cause within six (6) months preceding or twelve (12) months following a Change in Control.

(e)       For purposes of this Agreement, the following terms are defined as set forth below:

i.                    “Cause” means any of the following: (A) the Participant shall have committed a felony or an intentional act of gross misconduct, moral turpitude, fraud, embezzlement, theft, dishonesty, misappropriation, or criminal conduct; (B) the Company shall have been ordered or directed by any federal, state or administrative regulatory agency with jurisdiction to terminate or suspend the Participant; (C) after being notified in writing by the Company to cease any particular activity, the Participant shall have continued such activity; or (D) deliberate failure on the part of the Participant (1) to perform the Participant’s principal duties, (2) to comply with the policies of the Company and its affiliates in any material respect, or (3) to follow specific reasonable directions received from the Company and its affiliates.

ii.                  “Retirement” means the Participant’s Termination of Service other than by the Company for Cause on or after the Participant has attained age sixty (60) and completed at least five (5) years of continuous service as an Employee or Outside Director of the Company or any of its affiliates.

(f)       Awarded Units that have become vested pursuant to the terms of this Section 1 are collectively referred to herein as “Vested RSUs.” All other Awarded Units are collectively referred to herein as “Unvested RSUs.”

2.       Issuance of Shares.

The Company shall convert the Vested RSUs into the number of whole shares of Common Stock equal to the number of Vested RSUs, subject to the provisions of the Plan and this Agreement, including, without limitation, the forfeiture provisions of Section 1(c), and the clawback provisions of Section 15, and shall either electronically register such shares of Common Stock in the Participant’s name or issue certificates for the number of shares of Common Stock equal to the Vested RSUs in the Participant’s name, on the first of the following events:

(i)       on the third anniversary of the Date of Grant;

(ii)        within thirty (30) days following the Participant’s Termination of Service due to death, Total and Permanent Disability, Retirement or by the Company without Cause, provided, that if such thirty (30) day period begins in one taxable year and ends in a second taxable year, the Vested RSUs shall be converted into shares of Common Stock in the second taxable year; or

(iii)       as a result of a Change in Control, within thirty (30) days following the later of (A) Participant’s Termination of Service or (B) on the effective date of a Change in Control.

The Company shall electronically register such shares of Common Stock, or issue certificates for the number of shares of Common Stock, equal to the Vested RSUs in the Participant’s name or in the name of such person or persons to whom the Participant’s rights under the Award passed by will or the applicable laws of descent and distribution. From and after the date of registration or receipt of such shares of Common Stock, the Participant, or such person or persons to whom the Participant’s rights under the Award passed by will or the applicable laws of descent and distribution, as the case may be, shall have full rights of transfer or resale with respect to such shares of Common Stock, subject to applicable state and federal regulations.

3.       Who May Receive Converted Vested RSUs.

During the lifetime of the Participant, the shares of Common Stock received upon conversion of Vested RSUs shall only be received by the Participant or the Participant’s legal representative. If the Participant dies prior to the date his or her Vested RSUs are converted into shares of Common Stock as described in Section 2 above, the shares of Common Stock relating to such converted Vested RSUs may be received by any individual who is entitled to receive the property of the Participant pursuant to the applicable laws of descent and distribution.

4.        Nontransferability of the Restricted Stock Units.

Subject to the provisions of the Plan and this Agreement, the Unvested RSUs shall not be transferable by the Participant by means of sale, assignment, exchange, encumbrance, pledge, or otherwise.

5.       Rights as a Stockholder.

The Participant will have no rights as a stockholder with respect to any shares of Common Stock covered by this Agreement until the electronic registration of, or the issuance of certificates for, such shares of Common Stock in the Participant’s name with respect to the Awarded Units. The Awarded Units shall be subject to the terms and conditions of this Agreement regarding such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to the registration of, or the issue of certificates for, such shares of Common Stock in the Participant’s name.

6.        Adjustments.

Adjustments to the Awarded Units (or any of the shares of Common Stock covered by the Awarded Units), if any, shall be made in accordance with Articles 11 through 13 of the Plan.

7.       Conditions for Issuance.

The Committee may, in its discretion, require the Participant to represent to, and agree with, the Company in writing that such person is acquiring the shares of Common Stock without a view toward the distribution thereof. The certificates for such shares of Common Stock may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or this Agreement, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions: (i) listing, or approval for listing upon notice of issuance, of such shares of Common Stock on the applicable exchange or inter-dealer quotation system; (ii) any registration or other qualification of such shares of Common Stock of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification that the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval or permit from any state or federal governmental agency that the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable. Notwithstanding any of the provisions hereof, the Participant hereby agrees that he or she will not acquire any shares of Common Stock, and that the Company will not be obligated to issue any shares of Common Stock to the Participant hereunder, if the issuance of such shares of Common Stock shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Company shall be final, binding and conclusive. The obligations of the Company and the rights of the Participant are subject to all Applicable Laws, rules and regulations.

8.        Taxes and Withholding.

No later than the date as of which an amount with respect to this Agreement first becomes includible in the gross income of the Participant or subject to withholding for federal, state, local or foreign income or employment or other tax purposes, the Participant shall pay to the Company or the applicable affiliate, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by Applicable Law and regulations to be withheld with respect to such amount. Unless the Participant has made separate arrangements satisfactory to the Company, the Company may elect, but shall not be obligated, to withhold shares of Common Stock deliverable upon vesting of the Awarded Units having a Fair Market Value on the date of withholding equal to the minimum amount (or, if permitted by Applicable Law and the Company, such higher withholding rate to the extent consistent with equity accounting in accordance with Generally Accepted Accounting Principles) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Company under this Agreement and the Plan shall be conditional on compliance by the Participant with this Section 8, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise payable to the Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with shares of Common Stock.

9.       Notices.

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by e-mail, electronic, facsimile, overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Participant:	At the most recent home address and/or e-mail address maintained by the Company in its personnel records

If to the Company:	Hilltop Holdings Inc.
6565 Hillcrest Avenue
Dallas, Texas 75205
Attention:	General Counsel

or to such other address, e-mail or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 9. Notice and communications shall be effective when actually received by the addressee.

10.       Successors and Assigns.

The terms of this Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees and successors in interest, and upon the Company and its successors and assignees. Notwithstanding anything to the contrary in this Agreement, neither this Agreement nor any rights granted herein shall be assignable by the Participant.

11.       Laws Applicable to Construction.

The interpretation, performance and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without reference to principles of conflict of laws. In addition to the terms and conditions set forth in this Agreement, this Award is subject to the terms and conditions of the Plan, as it may be amended from time to time, which are hereby incorporated by reference.

12.       Severability.

The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

13.       Conflicts and Interpretation.

In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern, including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan; (ii) prescribe, amend and rescind rules and regulations relating to the Plan; and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any question arising under this Agreement.

14.       Amendment.

This Agreement may be unilaterally amended or modified by the Committee at any time; provided that no amendment or modification shall, without the Participant’s written consent, materially impair the rights of the Participant as provided by this Agreement, except such an amendment made to cause the terms of this Agreement or the Awarded Units granted hereunder to comply with Applicable Law (including tax law), securities exchange or inter-dealer quotation listing standards or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

15.       Clawback.

All Awarded Units granted pursuant to this Agreement shall be subject to any clawback, recoupment or forfeiture provisions (i) required by law or regulation and applicable to the Company or its Subsidiaries or affiliates as in effect from time to time or (ii) set forth in any policies adopted or maintained by the Company or any of its Subsidiaries or affiliates as in effect from time to time.

16.       Headings.

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

17.       Counterparts.

This Agreement may be executed in multiple counterparts, which together shall constitute one and the same Agreement. A manually or electronically signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

18.       Electronic Delivery and Acceptance.

The Company may, in its sole discretion, deliver any documents related to the Award by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or a third-party vendor designated by the Company.

19.       Data Privacy.

The Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 19. The Company, its affiliates, and the Participant’s employer hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any securities or directorships held in the Company, details of all entitlement to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and its affiliates may each further transfer Data to any third parties assisting the Company or any such affiliate in the implementation, administration and management of the Plan. The Participant acknowledges that the transferors and transferees of such Data may be located anywhere in the world and hereby authorizes each of them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of securities on the Participant’s behalf to a broker or to other third party with whom the Participant may elect to deposit any securities acquired under the Plan (whether pursuant to the Award or otherwise).

20.       Entire Agreement.

This Agreement, together with the Plan, supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan, and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

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IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set the Participant’s hand.

HILLTOP HOLDINGS INC.

By:
Name:
Title:

Agreed and acknowledged:

PARTICIPANT

Name: